Exhibit 99.1

McClatchy Reports Second Quarter 2016 Results

- Digital-only advertising revenues grew 16.1%

- Revenue categories other than print newspaper advertising grew to more than 70% of total revenues

- Free cash flow for trailing 12-months period ended Q2 2016 improved to $63.4 million

- Cash expenses declined 8.1%

- Average monthly unique visitors grew 31.1%

- Completed the 1-for-10 reverse stock split as of June 7, 2016

- Repurchased 234 thousand shares of Class A Common stock

SACRAMENTO, Calif., July 21, 2016 /PRNewswire/ -- McClatchy (NYSE-MNI) today reported a net loss in the second quarter of 2016 excluding certain items (adjusted loss), of $1.5 million, a $1.6 million decline from the second quarter of 2015.

On a GAAP basis, the company reported a net loss in the second quarter of 2016 of $14.7 million, or $1.89 per share. In the second quarter of 2015, the company reported a net loss of $296.5 million, or $33.91 per share, which included a non-cash impairment of goodwill and other intangible assets of $300.4 million.

Pat Talamantes, McClatchy's president and CEO, said, "As we look at the second quarter and first half results we see relative stability in operating cash flow and free cash flow compared to 2015 and continued success in our digital business. Our free cash flow for the trailing twelve months ending in the second quarter of 2016 was $63.4 million, an improvement over the $56.1 million for the trailing twelve months ending in the first quarter of 2016. We again reported strong digital-only results, up 16.1% in digital-only advertising in the quarter -- our third consecutive quarter of double-digit growth. We expect double-digit growth in the second half of 2016 as well. Our average unique visitors to our digital platforms grew 31.1% to more than 53 million.

"Importantly, we continue to deliver on our digital transformation through innovative investments and partnerships, including being an original partner and leader in Nucleus Marketing Solutions (Nucleus). Nucleus, a marketing solutions network for national advertisers, officially launched on July 1, 2016, and is a great example of how our industry can work together to create new business models. McClatchy intends to help lead that process, whether it is through Nucleus, the Local Media Consortium or shared investments.

"We also made further progress in reducing legacy costs. In the second quarter, we announced we were moving our production operations in Wichita, Kan., and Fresno, Ca., to other McClatchy facilities and our Lexington, Ky., production operations to a third party. This type of consolidation not only allows for significant costs savings, but also allows us to unlock the value of our real estate portfolio. As a result of these moves, Wichita's main building is now one of three properties contracted for sale and anticipated to close in 2016. In fact, our efforts to monetize our real estate assets are beginning to show results. We are in the process of working with prospective buyers on our Sacramento, CA, Kansas City, MO, and Columbia, SC main office buildings and printing facilities for sale-leaseback transactions, as well as working with potential interested buyers on terms for several other properties."

Talamantes continued, "We have been pleased with the feedback received on the reverse stock split which has now been effective for more than a month. Along with the reverse stock split, the Board also approved an amendment to the share repurchase plan, increasing the total available for repurchases through 2016 from $15 million to $20 million. Under that program, we repurchased 234,000 shares of Class A stock during the quarter. Cumulatively through the second quarter of 2016, total shares repurchased reached 1.2 million at an average price of $11.99."

Second Quarter Results

Total revenues in the second quarter of 2016 were $242.2 million, down 7.7% compared to the second quarter of 2015. Total advertising revenues were down 11.1% compared to the second quarter of 2015. The declines in advertising revenues are mainly attributable to continued softness in traditional print advertising and direct marketing.

Digital-only advertising revenues grew 16.1% in the second quarter of 2016 and total digital advertising revenues were up 4.4% compared to the same quarter last year. The growth in digital and digital-only revenues is largely attributable to the national and retail advertising categories, which have been consistent digital leaders.

Audience revenues were $90.5 million, down less than one-half percent while digital audience revenues grew 1.5% from the second quarter of 2015. Digital-only audience revenues were up 11.2%, and the number of digital-only subscribers ended the quarter at 80,000, representing an increase of 5.9% from the second quarter of 2015.

Product enhancements, audience growth initiatives and journalistic excellence combined to attract a record 53.6 million average total unique visitors in the second quarter. Local unique visitors to the company's online products grew to approximately 13.6 million. These results represented average growth of 31.1% in total unique visitors and 16.1% in local unique visitors in the second quarter of 2016, compared to the same quarter in 2015. Mobile users represented 52.9% of total monthly unique visitors.

Revenues excluding print newspaper advertising accounted for 70.4% of total revenues in the second quarter of 2016, an increase from 66.8% in the second quarter of 2015.

Results in the second quarter of 2016 included the following items:

  Severance charges totaling $5.6 million ($3.4 million after-tax);
  Accelerated depreciation charges totaling $3.8 million ($2.3 million after-tax);
  A $1.1 million non-cash loss related to the sale of the Charlotte Observer's building and land by the company's pension plan ($0.7 million after tax);
  Certain other charges totaling $10.8 million ($6.8 million after-tax).

Adjusted losses excluding the items above were $1.5 million. Operating cash expenses, excluding severance and certain other charges, declined 8.1% from the second quarter of 2016 to the same quarter last year. Operating cash flow was $39.3 million in the second quarter of 2016, down 5.3% compared to the second quarter last year and was consistent with the decline in the first quarter of 2016 of 5.4% versus the same period in 2015. (Non-GAAP measurements impacting income, cash expenses and operating cash flows are discussed below.)

First Six Months Results

Total revenues for the first six months of 2016 were $480.2 million, down 7.6% compared to the first six months of 2015. Advertising revenues were $277.2 million, down 10.5% compared to the first six months of last year. Softness in print advertising negatively impacted traditional newspaper and direct marketing advertising revenues, while digital advertising revenues grew.

The adjusted loss in the first half of 2016 was $9.4 million, a $0.8 million decline from the first half of 2015.

On a GAAP basis, the company reported a net loss for the first six months of 2016 of $27.5 million, or $3.48 per share, compared to a net loss for the first six months of 2015 of $307.8 million or $35.25 a share, which included a non-cash impairment of goodwill and other intangible assets of $300.4 million.

Results for the first six months of 2016 included the following items:

  Severance charges totaling $8.7 million ($5.3 million after-tax);
  Accelerated depreciation charges totaling $6.6 million ($4.0 million after-tax);
  A gain on the extinguishment of debt totaling $1.5 million ($1.0 million after-tax);
  A $1.1 million non-cash loss related to the sale of the Charlotte Observer's building and land by the company's pension plan ($0.7 million after tax);
  Non-cash charges related to a write-down of an equity investment totaling $0.9 million ($0.6 million after-tax);
  Certain other charges totaling $15.0 million ($9.4 million after-tax);
  Net decrease in taxes totaling $0.9 million for adjustments of certain deferred tax credits related to tax positions taken in prior years.

Adjusted losses excluding the items above were $9.4 million. Operating cash expenses, excluding severance and certain other charges, declined 7.9% from the first six months of 2016 compared to the same period last year. Operating cash flow was $65.0 million for the first six months of 2016, down 5.3% compared to the first six months of 2015. (Non-GAAP measurements impacting income, cash expenses and operating cash flows are discussed below.)

Other Second Quarter Business and Financial Highlights

Interest expense declined by $0.9 million in the second quarter of 2016 compared to the second quarter of 2015, and declined $3.0 million for the first six months of 2016 compared to the first six months of 2015.

Debt at the end of the second quarter of 2016 was $906.5 million. The company finished the quarter with $15.9 million in cash. The leverage ratio at the end of the second quarter as defined in the company's credit agreement was 4.93 times cash flow compared to a maximum leverage covenant of 6.0 times cash flow (as defined).

The previously announced 1-for-10 reverse stock split became effective upon the opening of the market on June 7, 2016. The split reduced the outstanding Class A common shares from 52.5 million to approximately 5.2 million, and the opening price on the first day of trading after the reverse stock split was $11.50 per share.

During the second quarter of 2016, the company repurchased approximately 234 thousand shares of Class A Common stock at a weighted average price of $11.54 per share under its share repurchase program. The program, which was launched in 2015, and later revised in May of 2016, provides for $20 million of share repurchases through 2016. Under the program, total cumulative shares repurchased through the second quarter of 2016 were approximately 1.2 million shares, or $14.2 million of the total authorized repurchase program.

Outlook

The company reaffirms the guidance provided for all of 2016. Digital-only advertising revenue is expected to grow at a double-digit rate in the second half of 2016. While the company remains committed to communicating the value of print advertising, the declining trends in direct marketing and print advertising are not anticipated to subside in the next two quarters. Management expects print advertising revenues will continue to become a smaller portion of advertising and total revenues.

Audience revenues are expected to be relatively flat for all of 2016. Management will be vigilant in reducing legacy costs and finding efficiencies and expect cash expenses to decline in the second half and full year 2016. Management will also remain focused on growing digital revenues, stabilizing operating cash flow, reducing debt and interest costs and creating shareholder value.

The company's statistical report, which summarizes revenue performance for the second quarter and first six months of 2016, is attached.

Non-GAAP Financial Measures

In addition to the results reported in accordance with accounting principles generally accepted in the United States ("GAAP") included in this press release, the company has presented non-GAAP financial measures such as gross revenues, adjusted net loss, operating cash flow, operating cash flow margin, and free cash flow from operations. Adjusted net loss is defined as net loss from continuing operations excluding amounts (net of tax) for a gain on the sale of an equity investment, goodwill and other intangible asset impairment, impairment charges related to equity investments, gain on extinguishment of debt, severance charges, accelerated depreciation on equipment, real estate related charges, certain other charges, reversal of interest on tax items and certain discrete tax items. Operating cash flow is defined as operating loss plus depreciation and amortization, severance charges and certain other charges. Operating cash flow margin is defined as operating cash flow divided by total net revenues. Free cash flow from operations is defined as operating cash flow less cash paid for interest, taxes from operations, and capital expenditures. These non-GAAP financial measures are reconciled to GAAP measures in the attached schedule. Management believes these non-GAAP measures, when read in conjunction with the company's GAAP financials, provide useful information to investors by offering:

  the ability to make more meaningful period-to-period comparisons of the company's ongoing operating results;
  the ability to better identify trends in the company's underlying business;
  a better understanding of how management plans and measures the company's underlying business; and
  an easier way to compare the company's most recent operating results against investor and analyst financial models and industry peers.

These non-GAAP financial measures should not be considered a substitute or an alternative to these computations calculated in accordance with and required by GAAP. McClatchy's non-GAAP financial measures may not be comparable to similarly titled measures presented by other companies.

Conference Call Information

At noon Eastern time today, McClatchy will review its results in a conference call (877-278-1205, pass code 46046207) and webcast (www.mcclatchy.com). The webcast will be archived at McClatchy's website.

About McClatchy

McClatchy is a 21st century news and information leader, publisher of iconic brands such as the Miami Herald, The Kansas City Star, The Sacramento Bee, The Charlotte Observer, The (Raleigh) News and Observer, and the (Fort Worth) Star-Telegram. McClatchy operates media companies in 28 U.S. markets in 14 states, providing each of its communities with high-quality news and advertising services in a wide array of digital and print formats. McClatchy is headquartered in Sacramento, Calif., and listed on the New York Stock Exchange under the symbol MNI.

Additional Information

Statements in this press release regarding future financial and operating results, including revenues, anticipated savings from cost reduction efforts, cash flows, debt levels, as well as future opportunities for the company and any other statements about management's future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. There are a number of important risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: McClatchy may not generate cash from operations, or otherwise, necessary to reduce debt or meet debt covenants as expected; we may not be successful in the reducing debt whether through tenders offers, open market repurchase programs or other negotiated transactions; transactions, including sales of real estate properties, may not close as anticipated or result in cash distributions in the amount or timing anticipated; McClatchy may not successfully implement audience strategies designed to increase audience revenues and may experience decreased audience volumes or subscriptions; McClatchy may experience diminished revenues from retail, classified, national and direct marketing advertising; McClatchy may not achieve its expense reduction targets including efforts related to legacy expense initiatives or may do harm to its operations in attempting to achieve such targets; McClatchy's operations have been, and will likely continue to be, adversely affected by competition, including competition from internet publishing and advertising platforms; increases in the cost of newsprint; bankruptcies or financial strain of its major advertising customers; litigation or any potential litigation; geo-political uncertainties including the risk of war; changes in printing and distribution costs from anticipated levels, including changes in postal rates or agreements; changes in interest rates; changes in pension assets and liabilities; changes in factors that impact pension contribution requirements, including, without limitation, the value of the company-owned real property that McClatchy has contributed to its pension plan; increased consolidation among major retailers in our markets or other events depressing the level of advertising; our inability to negotiate and obtain favorable terms under collective bargaining agreements with unions; competitive action by other companies; our ability to remain in compliance with NYSE listing standards; an inability to fully implement and execute its share repurchase plan; and other factors, many of which are beyond our control; as well as the other risks detailed from time to time in the company's publicly filed documents, including the company's Annual Report on Form 10-K for the year ended Dec. 27, 2015, filed with the U.S. Securities and Exchange Commission. McClatchy disclaims any intention and assumes no obligation to update the forward-looking information contained in this release.

THE MCCLATCHY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; In thousands, except per share amounts)

	Quarter Ended		Six Months Ended
	June 26,	June 28,	June 26,	June 28,
	2016	2015	2016	2015
REVENUES - NET:
Advertising	$ 140,900	$ 158,520	$ 277,156	$ 309,767
Audience	90,479	90,842	181,141	184,051
Other	10,855	12,998	21,916	25,720
	242,234	262,360	480,213	519,538
OPERATING EXPENSES:
Compensation	98,237	101,091	201,011	207,763
Newsprint, supplements and printing expenses	19,565	24,523	38,597	49,299
Depreciation and amortization	24,430	24,934	48,992	48,597
Other operating expenses	102,695	100,349	200,353	203,574
Goodwill and other asset impairments	-	300,429	-	300,429
	244,927	551,326	488,953	809,662

OPERATING LOSS	(2,693)	(288,966)	(8,740)	(290,124)

NON-OPERATING (EXPENSES) INCOME:
Interest expense	(21,223)	(22,172)	(41,470)	(44,510)
Interest income	112	70	208	133
Equity income in unconsolidated companies, net	4,264	4,676	6,113	8,543
Gains related to equity investments	-	7,460	-	8,093
Gain (loss) on extinguishment of debt, net	-	(883)	1,535	(883)
Other - net	75	(182)	33	(248)
	(16,772)	(11,031)	(33,581)	(28,872)

Loss before income taxes	(19,465)	(299,997)	(42,321)	(318,996)
Income tax benefit	(4,731)	(3,500)	(14,846)	(11,153)
NET LOSS	$ (14,734)	$ (296,497)	$ (27,475)	$ (307,843)

Net loss per common share:
Basic	$ (1.89)	$ (33.91)	$ (3.48)	$ (35.25)
Diluted	$ (1.89)	$ (33.91)	$ (3.48)	$ (35.25)

Weighted average number of common shares used to calculate basic and diluted earnings per share:
Basic	7,784	8,744	7,906	8,732
Diluted	7,784	8,744	7,906	8,732

THE McCLATCHY COMPANY
Reconciliation of GAAP Measures to Non-GAAP Amounts
(In thousands)

Reconciliation of Operating Income from Continuing Operations to Operating Cash Flows

	Quarters Ended		Six Months Ended
	June 26,	June 28,	June 26,	June 28,
	2016	2015	2016	2015
REVENUES - NET:
Advertising	$ 140,900	$ 158,520	$ 277,156	$ 309,767
Audience	90,479	90,842	181,141	184,051
Other	10,855	12,998	21,916	25,720
	242,234	262,360	480,213	519,538
OPERATING EXPENSES:
Compensation excluding severance and certain other charges	90,552	97,142	188,221	199,631
Newsprint, supplements and printing expense	19,565	24,523	38,597	49,299
Other cash operating expenses excluding certain other charges	92,845	99,227	188,349	201,896
Cash operating expenses excluding severance and other charges	202,962	220,892	415,167	450,826
Severance charges	5,647	3,949	8,652	8,132
Other charges	11,888	301,551	16,142	302,107
Depreciation and amortization	24,430	24,934	48,992	48,597
Total operating expenses	244,927	551,326	488,953	809,662

OPERATING LOSS	(2,693)	(288,966)	(8,740)	(290,124)
Add back:
Depreciation and amortization	24,430	24,934	48,992	48,597
Severance charges	5,647	3,949	8,652	8,132
Other charges	11,888	301,551	16,142	302,107
OPERATING CASH FLOW	$ 39,272	$ 41,468	$ 65,046	$ 68,712

OPERATING CASH FLOW MARGIN	16.2%	15.8%	13.5%	13.2%

Reconciliation of Net Loss from Continuing Operations to Adjusted Net Income / (Loss)

Net Loss from continuing operations:	$ (14,734)	$ (296,497)	$ (27,475)	$ (307,843)

Add back certain items, net of tax:
Loss / (Gain) on extinguishment of debt	-	560	(974)	560
Impairment charges related to equity investments	-	-	561
Intangible asset impairment charges	-	296,595	-	296,595
Gain on sale of equity investments	-	(4,631)	-	(5,024)
Severance charges	3,449	2,418	5,282	4,980
Accelerated depreciation on equipment	2,296	977	4,013	1,067
Loss on pension plan asset sale	706	-	706	-
Real estate related charges	-	33	-	33
Other charges	6,798	675	9,411	1,015
Certain discrete tax items	-	-	(897)	-
Adjusted net income / (loss) from continuing operations	$ (1,485)	$ 130	$ (9,373)	$ (8,617)

The McClatchy Company
Consolidated Statistical Report
(In thousands, except for preprints)

	Quarter 2
	Combined			Print			Digital

Revenues:	2016	2015	% Change	2016	2015	% Change	2016	2015	% Change

Advertising Revenues
Retail	$68,579	$77,468	-11.5%	$46,393	$56,824	-18.4%	$22,185	$20,644	7.5%
National	10,511	11,094	-5.3%	4,984	6,554	-24.0%	5,527	4,540	21.7%
Classified Total	35,873	39,955	-10.2%	20,183	23,550	-14.3%	15,689	16,405	-4.4%
Automotive	8,156	9,313	-12.4%	2,522	3,862	-34.7%	5,634	5,451	3.4%
Real Estate	6,408	7,171	-10.6%	3,499	4,275	-18.2%	2,908	2,896	0.4%
Employment	6,423	8,158	-21.3%	2,916	3,730	-21.8%	3,507	4,428	-20.8%
Other	14,886	15,313	-2.8%	11,246	11,683	-3.7%	3,640	3,629	0.3%
Direct Marketing	25,781	29,702	-13.2%	25,781	29,702	-13.2%
Other Advertising	156	301	-48.2%	156	301	-48.2%
Total Advertising	$140,900	$158,520	-11.1%	$97,497	$116,931	-16.6%	$43,401	$41,589	4.4%

Memo: Digital-only							$29,777	$25,651	16.1%

Audience	90,479	90,842	-0.4%	65,368	66,107	-1.1%	25,111	24,735	1.5%
Other	10,855	12,998	-16.5%
Total Revenues	$242,234	$262,360	-7.7%

Advertising Statistics for Dailies:
Full Run ROP Linage				3,139.7	3,430.8	-8.5%

Millions of Preprints Distributed				624.6	777.9	-19.7%

Audience:
Daily Average Total Circulation*				1,496.1	1,639.7	-8.8%
Sunday Average Total Circulation*				2,216.6	2,474.7	-10.4%
Average Monthly Unique Visitors							53,605.1	40,878.1	31.1%

Columns may not add due to rounding

* Reflects total average circulation based upon number of days in the period. Does not reflect AAM reported figures.

The McClatchy Company
Consolidated Statistical Report
(In thousands, except for preprints)

	June Year-to-Date
	Combined			Print			Digital

Revenues	2016	2015	% Change	2016	2015	% Change	2016	2015	% Change

Advertising Revenues
Retail	$135,298	$154,074	-12.2%	$93,416	$114,316	-18.3%	$41,882	$39,758	5.3%
National	20,382	20,652	-1.3%	9,678	12,324	-21.5%	10,705	8,328	28.5%
Classified Total	71,563	78,866	-9.3%	40,720	46,913	-13.2%	30,843	31,953	-3.5%
Automotive	16,626	18,515	-10.2%	5,329	8,008	-33.5%	11,297	10,507	7.5%
Real Estate	12,744	14,018	-9.1%	7,231	8,556	-15.5%	5,513	5,462	0.9%
Employment	12,689	16,043	-20.9%	5,833	7,345	-20.6%	6,856	8,698	-21.2%
Other	29,504	30,290	-2.6%	22,327	23,004	-2.9%	7,176	7,286	-1.5%
Direct Marketing	49,460	55,677	-11.2%	49,460	55,677	-11.2%
Other Advertising	453	498	-9.0%	453	498	-9.0%
Total Advertising	$277,156	$309,767	-10.5%	$193,727	$229,728	-15.7%	$83,430	$80,039	4.2%

Memo: Digital-only							$56,499	$48,295	17.0%

Audience	181,141	184,051	-1.6%	130,954	135,321	-3.2%	50,187	48,730	3.0%
Other	21,916	25,720	-14.8%
Total Revenues	$480,213	$519,538	-7.6%

Advertising Statistics for Dailies:
Full Run ROP Linage				6,198.7	6,738.4	-8.0%

Millions of Preprints Distributed				1,221.6	1,572.3	-22.3%

Audience:
Daily Average Total Circulation*				1,542.8	1,683.2	-8.3%
Sunday Average Total Circulation*				2,275.3	2,530.7	-10.1%
Monthly Unique Visitors							52,725.4	43,415.2	21.4%

Columns may not add due to rounding

* Reflects total average circulation based upon number of days in period. Does not reflect AAM reported figures.

THE McCLATCHY COMPANY
Reconciliation of GAAP Measures to Non-GAAP Amounts
(In thousands)

Reconciliation of Operating Cash Flow From Operations to Free Cash Flow

	Year Ended	Q3 2015	Q4 2015	Q1 2016	Q2 2016	TTM
	December 27,	September 27,	December 27,	March 27,	June 26,	June 26,
	2015	2015	2015	2016	2016	2016
Operating income (loss)	$ (245,339)	$ 8,389	$ 36,396	$ (6,047)	$ (2,693)	$ 36,045
Add back:
Depreciation & amortization	101,595	27,295	25,703	24,562	24,430	101,990
Severance charges	12,927	2,554	2,241	3,005	5,647	13,447
Other charges	309,198	1,412	5,680	4,254	11,888	23,234
Operating cash flow	$ 178,381	$ 39,650	$ 70,020	$ 25,774	$ 39,272	$ 174,716

Cash interest paid	(80,514)	(11,726)	(27,273)	(11,087)	(25,849)	(75,935)
Cash taxes from operations	(15,943)	(10,802)	(9,325)	5,850	(1,161)	(15,438)
Capital expenditures	(18,605)	(3,574)	(7,839)	(3,314)	(5,176)	(19,903)
Free cash flow from operations	$ 63,319	$ 13,548	$ 25,583	$ 17,223	$ 7,086	$ 63,440

CONTACT: Stephanie Zarate, Investor Relations Manager 916-321-1931, szarate@mcclatchy.com